                                                                  Exhibit 99.1


[Gardner Denver logo]

------------------------------------------------------------------------------
                               PRESS RELEASE
------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE
---------------------

April 26, 2006                      Contact: Helen W. Cornell
                                             Vice President, Finance and CFO
                                             (217) 228-8209

      GARDNER DENVER, INC. REPORTS RECORD LEVEL REVENUES AND EARNINGS:
      MOMENTUM CONTINUES TO BUILD THROUGH ORGANIC GROWTH, PRICING, LEAN
                   INITIATIVES AND BENEFIT OF ACQUISITIONS

     COMPARED TO THE FIRST QUARTER OF 2005:

     o  REVENUES INCREASE 67%
     o  NET INCOME INCREASES 196%
     o DILUTED EARNINGS PER SHARE INCREASES 130%, EVEN WITH 29% MORE SHARES OUTSTANDING
     o  TOTAL SEGMENT OPERATING EARNINGS INCREASE 201%

QUINCY, IL (April 26, 2006) - Gardner Denver, Inc. (NYSE: GDI) announced that revenues and net income for the three months ended March 31, 2006 were $399.3 million and $30.5 million, respectively. These results represent record levels for the Company, exceeding the previous records achieved in the three-month period ended December 31, 2005. Diluted earnings per share
(DEPS) for the three months ended March 31, 2006 was $1.15, 130% higher than the comparable period of the previous year, despite 29% more average shares outstanding in 2006 than in 2005 and the effect of recognizing stock-based compensation expense ($0.07 DEPS) in accordance with SFAS 123(R). The improved financial performance in 2006 is primarily attributable to flow-through profitability on strong organic revenue growth, price increases, cost reduction initiatives and the incremental benefit of acquisitions.

CEO's Comments Regarding Results
--------------------------------
"In the first quarter of 2006, our financial performance reflected the efforts of our employees and channel partners. Demand continued to improve, especially for compressor and vacuum products, and our previous capital investments and lean manufacturing initiatives resulted in reduced lead times and increased productivity. Outsourcing some production also contributed to the revenue growth for fluid transfer products in the first quarter of 2006. As a result, we were able to increase output and achieve significant flow-through profitability on the organic revenue growth. This flow-through profitability resulted in total segment operating earnings as a percentage of revenues increasing to 13.6% for the three months ended March 31, 2006 from 7.6% for the same period of 2005. We continue to add value for our shareholders through increased earnings as we integrate our strategic acquisitions, generate organic revenue growth and complete cost reduction initiatives. The Company achieved a return on equity of 17.9% for the first quarter of 2006 compared to 15.6% for the fourth quarter of 2005," stated Ross Centanni, Chairman, President and CEO.

"In April, we initiated the process of rationalizing our European blower product lines and manufacturing facilities. We intend to merge the Rietschle and Wittig operations, which are both located in Schopfheim, Germany, and relocate the mobile product line from Wittig to our facility in the U.K. where other European mobile equipment is manufactured. The operations that remain in Schopfheim will then focus on industrial blower applications. We also intend to rationalize the side channel blower product line, acquired as part of Nash Elmo, with Rietschle's similar product offering and centralize the production of standard products in the Elmo manufacturing facility in Bad Neustadt, Germany. Common manufacturing processes will be re-aligned to increase productivity and reduce our investment in inventory in both the U.K. and Germany. When this project is completed, which is expected to occur in the fourth quarter of 2007, we plan to have eliminated production constraints currently encountered at the Schopfheim facilities, reduced redundant administrative and manufacturing overhead and improved manufacturing productivity and lead time. This project is expected to eliminate approximately 65 positions in Schopfheim."

"We continue to seek opportunities to reduce costs and sell excess assets as we further streamline our operations. In the first quarter of 2006, we sold a Thomas Industries distribution facility in the U.K., generating approximately [pounds]3.3 million (approximately $5.8 million) of cash. Our previously announced liquid ring pump manufacturing and product rationalization initiative involves shifting production from Nuremberg, Germany to China and Brazil. This project is on track to generate expected annualized savings in excess of $3 million beginning in the second quarter of 2007. To date, we have reached agreement with the local works council regarding redundancy obligations, ordered the necessary capital equipment and broken ground on a facility expansion in China. Additional synergistic benefits are expected as we further integrate the sales companies acquired as part of Syltone, Nash Elmo and Thomas Industries."

Outlook
-------
"Our end markets have continued to improve and in the first quarter of 2006 we began to see some increased demand in certain segments, such as European mobile applications, that had previously been lagging. The Federal Reserve Board reported that total industry capacity utilization in the U.S. was at least 81% in both February and March 2006, which is a positive indicator of demand for our compressor and vacuum products. To meet the demand growth, we have been outsourcing certain manufacturing operations to relieve production bottlenecks and have invested in capital for longer-term solutions. Demand for our drilling and well stimulation pumps remains strong and we expect this to continue through 2007. Further revenue increases for these products will depend upon our ability to identify additional outsourcing alternatives and implement further price increases."

"The first quarter results demonstrated the benefits of the production efficiency improvements and investments in lean manufacturing programs that we have been pursuing. I expect the benefit of these improvements to continue through 2006, although net income in the second half of 2006 is currently expected to be less than that of the first half of 2006 due to fewer production days in Europe and incremental expenses and manufacturing inefficiencies associated with our blower manufacturing rationalization project. I also believe our lean manufacturing techniques will contribute to inventory reductions over time," noted Mr. Centanni.

"Given our current economic outlook, as well as our existing level of backlog and recent manufacturing improvements, we are increasing our DEPS outlook for 2006 significantly to a range of $4.05 to $4.25, with second quarter DEPS approximating $1.00 to $1.15. The midpoint of the range for 2006 ($4.15) represents a 51% increase over the 2005 results, despite the reduction in DEPS associated with recognizing stock-based compensation expense in accordance with SFAS 123(R) and a greater number of average shares outstanding for the twelve-month period of 2006, compared to 2005. The implementation of SFAS 123(R) is expected to reduce net income by $0.4 million in each of the remaining quarters of 2006 ($0.05 DEPS for the remainder of the year). Based on current expectations for the sources and magnitude of earnings in 2006, the effective tax rate assumed in the DEPS guidance for 2006 is 32%. The anticipated effective tax rate for 2006 is expected to increase from the rate incurred in the prior year (and our previous expectation for 2006) primarily as a result of incremental pretax income generated by the Company's operations in the United States and Germany in 2006, which are taxed at rates higher than the effective average of 2005 (30%). This outlook for DEPS does not reflect the two-for-one stock split (in the form of a stock dividend) that was previously approved by our Board of Directors. If stockholders approve the requested increase in the number of authorized shares of the Company's common stock necessary to complete the stock split, the record date for the split will be May 11, 2006 and the expected distribution date will be June 1, 2006."

Revised Reportable Segment Composition
--------------------------------------
The Company also announced a change in the composition of its reportable segments. The Company's line of specialty bronze and high alloy pumps for the general industrial and marine market segments, acquired in July 2005 as part of Thomas Industries Inc., and the Company's line of self-sealing couplings, acquired as part of Syltone plc in January 2004, were previously included in the Compressor and Vacuum Products segment from their respective dates of acquisition. Self-sealing couplings are used to safely transfer petroleum products, chemicals and various other liquids. During the first quarter of 2006, Gardner Denver completed an internal reorganization and these businesses are now part of the Company's Fluid Transfer Division. Accordingly, their financial results are included in the Fluid Transfer Products segment. The Todo Group, a manufacturer of self-sealing couplings acquired by Gardner Denver in January 2006, is also included in the Fluid Transfer Products segment. The 2005 reportable segment results included in this press release have been restated to conform to the current presentation.

First Quarter Results
---------------------
Revenues increased $160.5 million (67%) to $399.3 million for the three months ended March 31, 2006, compared to the same period of 2005. Compressor and Vacuum Products segment revenues increased 68% for the three-month period of 2006, compared to the previous year, primarily due to the incremental effect of acquisitions, stronger demand, manufacturing and supply chain improvements that resulted in increased production output, and price increases. Fluid Transfer Products segment revenues increased 63% for the three months ended March 31, 2006, compared to the same period of 2005, due to stronger demand for drilling and well servicing pumps, manufacturing and supply chain improvements, incremental shipments as a result of increased outsourcing and price increases. (See Selected Financial Data Schedule.)

Orders for the three-month period ended March 31, 2006 were $125.3 million (42%) higher than the same period of the previous year, due to acquisitions and organic growth. The year-over-year organic growth in orders for compressor and vacuum products was 9%. This segment represented approximately 80% of the Company's total revenues in the first three months of 2006. This organic order growth was relatively broad-based, with no specific market segment or region driving the improvement. The 7% organic order growth for fluid transfer products for the three-month period of 2006 resulted from a key customer placing two large orders for drilling pumps. Management was aware of the demand for these pumps, which are scheduled to ship in 2006, and was holding production capacity to satisfy these requirements. Despite the increased production levels in 2006, orders in each reportable segment exceeded revenues for the first quarter of 2006, resulting in a 5.8% total backlog increase from December 31, 2005.

Gross margin (defined as revenues less cost of sales) as a percentage of revenues (gross margin percentage) increased to 35.1% in the three-month period ended March 31, 2006, from 32.6% in the same period of 2005. This improvement was attributable to cost reduction initiatives, leveraging fixed and semi-fixed costs over additional production volume, acquisitions and price increases. Favorable sales mix also contributed to increased gross margin as the first quarter of 2006 included a higher percentage of drilling pump and replacement pump parts sales than the previous year and these products generate gross margin percentages in excess of the Company's average.

As a percentage of revenues, selling and administrative expenses decreased to 18.5% for the first three months of 2006, compared to 22.0% for the same period of 2005. Selling and administrative expenses increased $21.3 million in the three-month period ended March 31, 2006 to $73.7 million, due primarily to the incremental effect of acquisitions ($20.0 million) and stock-based compensation expense ($2.8 million), partially offset by changes in currency exchange rates and cost reductions. A disproportionate amount of stock-based compensation expense was recognized in the first quarter of 2006 due to the number of options and awards held by employees eligible for retirement.

As a result of the improved gross margin percentage and leveraging selling and administrative expenses over higher revenues, operating margin for each reportable segment improved for the three-month period ended March 31, 2006, compared to the same period of 2005 and the three-month period ended December 31, 2005. Operating margin for the Compressor and Vacuum Products segment was 11.2% in the three months ended March 31, 2006, compared to 6.7% in the same period of 2005 and 10.5% for the three-month period ended December 31, 2005. The Fluid Transfer Products segment operating margin increased to 23.0% for the three months ended March 31, 2006, compared to 10.8% in the same period of 2005 and 21.0% for the three months ended December 31, 2005.

Incremental borrowings necessary to complete acquisitions and higher effective interest rates resulted in increased interest expense for the three months ended March 31, 2006, compared to the same period of 2005. Furthermore, as a result of a more rapid repayment of debt, interest expense for the three-month period of 2006 included approximately $0.6 million of accelerated amortization of debt issuance costs. Including this accelerated amortization, the weighted average interest rate for the three-month period of 2006 was 6.9%, compared to 5.1% in the prior year period.

Net income for the three months ended March 31, 2006 increased $20.2 million (196%) to $30.5 million, compared to $10.3 million in same period of 2005, despite the inclusion of stock-based compensation expense and a higher effective tax rate in 2006 (32%) than in 2005 (30%). These results include approximately $4.2 million of net income from Thomas Industries' operations for the three months ended March 31, 2006. The net income attributable to the acquisition of the Todo Group was not material during the first quarter of 2006. Diluted earnings per share for the first three months of 2006 was $1.15, 130% higher than the previous year as a result of the increased net income. The improvement in DEPS includes the dilutive effect of the issuance of 5.7 million shares in May 2005.

Cash used in operating activities was approximately $8.8 million in the three-month period of 2006, compared to $12.1 million in the same period of 2005. Although the Company realized some benefit of lean manufacturing initiatives, investments in accounts receivable and inventory increased in the first quarter of 2006 as a result of rising revenues and greater material requirements associated with higher production levels. Opportunities for inventory reductions exist through the expanded use of lean manufacturing techniques and additional supplier performance improvements, and the Company expects to see improvements in inventory turnover during 2006.

The Company invested approximately $6.5 million in capital expenditures in the three-month period of 2006, compared to $5.2 million in the same period of 2005. The higher spending in 2006 reflects incremental investments in acquisition integration, cost reductions and capital spending at Thomas Industries' operations. Capital spending is currently expected to be approximately $45 million to $50 million in 2006, and will be used primarily to integrate businesses, introduce new products and improve operations. Other than capital expenditures, cash provided by operations was used to repay debt. At the end of March 2006, debt to total capital was 45.3%, compared to 46.4% on December 31, 2005.

Cautionary Statement Regarding Forward-Looking Statements
---------------------------------------------------------
All of the statements in this release, other than historical facts, are forward-looking statements made in reliance upon the safe harbor of the Private Securities Litigation Reform Act of 1995, including, without limitation, the statements made under the "CEO's Comments Regarding Results" and "Outlook" sections. As a general matter, forward-looking statements are those focused upon anticipated events or trends, expectations, and beliefs relating to matters that are not historical in nature. Such forward-looking statements are subject to uncertainties and factors relating to the Company's operations and business environment, all of which are difficult to predict and many of which are beyond the control of the Company. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by such forward-looking statements.

The following uncertainties and factors, among others, could affect future performance and cause actual results to differ materially from those expressed in or implied by forward-looking statements: (1) the ability to effectively integrate acquisitions, including product and manufacturing rationalization initiatives, and realize anticipated cost savings, synergies and revenue enhancements; (2) the risk that the Company may incur significant cash integration costs to achieve any such cost savings; (3) the Company's exposure to economic downturns and market cycles, particularly the level of oil and natural gas prices and oil and gas drilling and production, which affect demand for the Company's petroleum products, and industrial production and manufacturing capacity utilization rates, which affect demand for the Company's compressor and vacuum products; (4) the risks of large or rapid increases in raw material costs or substantial decreases in their availability, and the Company's dependence on particular suppliers, particularly iron casting and other metal suppliers; (5) the risks associated with intense competition in the Company's markets, particularly the pricing of the Company's products; (6) the Company's ability to continue to identify and complete other strategic acquisitions and effectively integrate such acquisitions to achieve desired financial benefits; (7) the risks associated with the reduced liquidity generated by the substantial additional indebtedness incurred to complete the Thomas Industries acquisition, including reduced liquidity for working capital and other purposes, increased vulnerability to general economic conditions and floating interest rates, and reduced financial and operating flexibility due to increased covenant and other restrictions in the Company's credit facilities and indentures; (8) economic, political and other risks associated with the Company's international sales and operations, including changes in currency exchange rates (primarily between the U.S. dollar, the Euro, the British pound and the Chinese yuan); (9) the risks associated with pending asbestos and silicosis personal injury lawsuits, as well as other potential product liability and warranty claims due to the nature of the Company's products; (10) the risks associated with environmental compliance costs and liabilities; (11) the ability to attract and retain quality management personnel; (12) the ability to avoid employee work stoppages and other labor difficulties; (13) the risks associated with defending against potential intellectual property claims and enforcing intellectual property rights; (14) market performance of pension plan assets and changes in discount rates used for actuarial assumptions in pension and other postretirement obligation and expense calculations; (15) the risk of possible future charges if the Company determines that the value of goodwill or other intangible assets has been impaired; and (16) changes in laws and regulations, including accounting standards, tax requirements and related interpretations or guidance. The Company does not undertake, and hereby disclaims, any duty to update these forward-looking statements, although its situation and circumstances may change in the future.

Comparisons of the financial results for the three-month periods ended March 31, 2006 and 2005 follow.

Gardner Denver will broadcast a conference call to discuss first quarter earnings on Thursday, April 27, 2006 at 9:30 a.m. Eastern time, through a live webcast. This free webcast will be available in listen-only mode and can be accessed, for up to ninety days following the call, through the Investor Relations page on the Gardner Denver website (www.gardnerdenver.com) or through Thomson StreetEvents at www.earnings.com.

Gardner Denver, Inc., with 2005 revenues of $1.2 billion ($1.4 billion on a pro forma basis including the acquisition of Thomas Industries, which was completed in July 2005) is a leading worldwide manufacturer of reciprocating, rotary and vane compressors, liquid ring pumps and blowers for various industrial and transportation applications, pumps used in the petroleum and industrial markets, and other fluid transfer equipment serving chemical, petroleum, and food industries. Gardner Denver's news releases are available by visiting the Investor Relations page on the Company's website (www.gardnerdenver.com).

                                                    GARDNER DENVER, INC.
                                            CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (in thousands, except per share amounts and percentages)
                                                         (Unaudited)

                                                                          THREE MONTHS ENDED
                                                                               MARCH 31,
                                                            -----------------------------------------------
                                                                                                                        %
                                                                   2006                         2005                 CHANGE
                                                            -------------------           -----------------          ------

Revenues                                                    $          399,294            $        238,824              67

Costs and Expenses:
  Cost of sales                                                        259,175                     161,014              61
  Depreciation and amortization                                         11,998                       7,282              65
  Selling and administrative                                            73,705                      52,424              41
  Interest expense                                                      10,232                       4,033             154
  Other (income), net                                                     (687)                       (632)              9
                                                            -------------------           -----------------
Total costs and expenses                                               354,423                     224,121              58
                                                            -------------------           -----------------

Income before income taxes                                              44,871                      14,703             205
Provision for income taxes                                              14,359                       4,411             226
                                                            -------------------           -----------------

Net income                                                  $           30,512            $         10,292             196
                                                            ===================           =================

Basic earnings per share                                    $             1.17            $           0.51             129
                                                            ===================           =================
Diluted earnings per share                                  $             1.15            $           0.50             130
                                                            ===================           =================

Basic weighted average
    number of shares outstanding                                        26,055                      20,044
                                                            ===================           =================
Diluted weighted average
    number of shares outstanding                                        26,628                      20,638
                                                            ===================           =================

Shares outstanding as of March 31                                       26,159                      20,106
                                                            ===================           =================


                                              GARDNER DENVER, INC.
                                         CONDENSED BALANCE SHEET ITEMS
                                       (in thousands, except percentages)

                                                           (Unaudited)                                     %
                                                            3/31/2006               12/31/2005           CHANGE
                                                        -----------------        ---------------      -----------

Cash and equivalents                                    $        100,914         $      110,906            (9)

Receivables, net                                                 262,502                229,467            14

Inventories, net                                                 226,562                207,326             9

Total current assets                                             630,859                586,267             8


Total assets                                                   1,772,614              1,715,060             3

Short-term debt and current maturities of
    long-term debt                                                31,830                 26,081            22
Accounts payable and accrued liabilities                         280,157                287,763            (3)

Total current liabilities                                        311,987                313,844            (1)

Long-term debt, excluding current maturities                     550,981                542,641             2


Total liabilities                                              1,068,818              1,056,771             1


Total stockholders' equity                              $        703,796         $      658,289             7
-----------------------------------------------------------------------------------------------------------------


                                         GARDNER DENVER, INC.
                                       BUSINESS SEGMENT RESULTS
                                  (in thousands, except percentages)
                                              (Unaudited)

                                                              THREE MONTHS ENDED
                                                                   MARCH 31,
                                                        --------------------------------
                                                                                                 %
                                                             2006             2005            CHANGE
                                                        ---------------   --------------    ------------
COMPRESSOR AND VACUUM PRODUCTS

   Revenues                                             $      318,433    $     189,173          68
   Operating earnings (1)                                       35,808           12,718         182
   % of Revenues                                                 11.2%             6.7%
      Orders                                                   333,697          217,916          53
      Backlog                                                  314,873          193,994          62

FLUID TRANSFER PRODUCTS

   Revenues                                                     80,861           49,651          63
   Operating earnings (1)                                       18,608            5,386         245
   % of Revenues                                                 23.0%            10.8%
      Orders                                                    88,094           78,648          12
      Backlog                                                  172,179           82,882         108

RECONCILIATION OF SEGMENT RESULTS
TO CONSOLIDATED RESULTS

Compressor and Vacuum Products
  operating earnings                                    $       35,808    $      12,718
Fluid Transfer Products operating earnings                      18,608            5,386
                                                        ---------------   --------------
Total segment operating earnings                                54,416           18,104
Interest expense                                                10,232            4,033
Other (income), net                                               (687)            (632)
                                                        ---------------   --------------
Income before income taxes                              $       44,871    $      14,703
                                                        ===============   ==============

(1) Operating earnings are defined as revenues less cost of sales, depreciation and amortization, and selling and administrative expenses.

                                     GARDNER DENVER, INC.
                               SELECTED FINANCIAL DATA SCHEDULE
                               (in millions, except percentages)
                                          (Unaudited)

                                                                       THREE MONTHS ENDED
                                                                            MARCH 31,
                                                               ----------------------------------
                                                                                         %
                                                                     $ MILLIONS        CHANGE
                                                                     ----------        ------
COMPRESSOR AND VACUUM PRODUCTS
2005 Revenues                                                               189.2
Incremental effect of acquisitions                                          108.4        57
Effect of currency exchange rates                                            (7.3)       (4)
Organic growth                                                               28.1        15
                                                                  ----------------
2006 Revenues                                                               318.4        68

2005 Orders                                                                 217.9
Incremental effect of acquisitions                                          104.3        48
Effect of currency exchange rates                                            (7.8)       (4)
Organic growth                                                               19.3         9
                                                                  ----------------
2006 Orders                                                                 333.7        53

Backlog as of  03/31/05                                                     194.0
Incremental effect of acquisitions                                           87.1        45
Effect of currency exchange rates                                            (4.4)       (2)
Organic growth                                                               38.2        19
                                                                  ----------------
Backlog as of 03/31/06                                                      314.9        62

FLUID TRANSFER PRODUCTS
2005 Revenues                                                                49.6
Incremental effect of acquisitions                                            4.5         9
Effect of currency exchange rates                                            (1.3)       (3)
Organic growth                                                               28.1        57
                                                                  ----------------
2006 Revenues                                                                80.9        63

2005 Orders                                                                  78.6
Incremental effect of acquisitions                                            5.9         7
Effect of currency exchange rates                                            (1.8)       (2)
Organic growth                                                                5.4         7
                                                                  ----------------
2006 Orders                                                                  88.1        12

Backlog as of  03/31/05                                                      82.9
Incremental effect of acquisitions                                            2.2         3
Effect of currency exchange rates                                            (2.2)       (3)
Organic growth                                                               89.3       108
                                                                  ----------------
Backlog as of 03/31/06                                                      172.2       108

CONSOLIDATED REVENUES
2005                                                                        238.8
Incremental effect of acquisitions                                          112.9        47
Effect of currency exchange rates                                            (8.6)       (4)
Organic growth                                                               56.2        24
                                                                  ----------------
2006                                                                        399.3        67

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



                                   GARDNER DENVER, INC.
                             SELECTED FINANCIAL DATA SCHEDULE
                             (in millions, except percentages)
                                        (Unaudited)

                                                               THREE MONTHS ENDED
                                                                    MARCH 31,
                                                  ---------------------------------------------
                                                                              %          % OF
                                                    $ MILLIONS              CHANGE     REVENUES
                                                    ----------              ------     --------

2005 Compressor and Vacuum Operating Earnings               12.7                          6.7
Incremental effect of acquisitions                          13.7             108         12.6
Other changes                                                9.4              74
                                                  ---------------
2006 Compressor and Vacuum Operating Earnings               35.8             182         11.2

2005 Fluid Transfer Operating Earnings                       5.4                         10.8
Incremental effect of acquisitions                           0.8              15         17.8
Other changes                                               12.4             230
                                                  ---------------
2006 Fluid Transfer Operating Earnings                      18.6             245         23.0


GROSS MARGIN
2005                                                        77.8                         32.6
Incremental effect of acquisitions                          39.5              51         35.0
Other changes                                               22.8              29
                                                  ---------------
2006                                                       140.1              80         35.1


DEPRECIATION & AMORTIZATION
2005                                                         7.3                          3.1
Incremental effect of acquisitions                           5.0              69          4.4
Other changes                                               (0.3)             (4)
                                                  ---------------
2006                                                        12.0              65          3.0


SELLING & ADMINISTRATIVE
2005                                                        52.4                         22.0
Incremental effect of acquisitions                          20.0              38         17.7
Other changes                                                1.3               3
                                                  ---------------
2006                                                        73.7              41         18.5


TOTAL SEGMENT OPERATING EARNINGS
2005                                                        18.1                          7.6
Incremental effect of acquisitions                          14.5              80         12.8
Other changes                                               21.8             121
                                                  ---------------
2006                                                        54.4             201         13.6


NET INCOME
2005                                                        10.3                          4.3
Incremental effect of acquisitions                           4.3              42          3.8
Other changes                                               15.9             154
                                                  ---------------
2006                                                        30.5             196          7.6